Exhibit 99.1

Quarterly Results Shareholder Letter

Dear Shareholder:

We are pleased to report strong results for Blue Owl Capital Corporation III (NYSE: OBDE or the “Company”) for the full year and fourth quarter 2023. Subsequent to year end, we successfully completed the listing of OBDE on the New York Stock Exchange, making it one of the ten largest BDCs in the public market.

Financial Results

In the fourth quarter of 2023, we reported record net investment income (“NII”) of $71.6 million, or $0.58 per share, up $0.02 per share from the prior quarter. NII for the full year 2023 was $272.0 million, up from $189.9 million year-over-year. In total, we earned $2.23 of NII per share in 2023, up $0.59 per share or 36% year-over-year.

Net asset value (“NAV”) per share increased to $15.56, up $0.16 per share from the third quarter. This represents our highest NAV per share since inception and second consecutive quarter of record NAV.

As a result of strong earnings and continued NAV growth, we earned an annualized return on average equity (“ROAE”) for the fourth quarter of 15.1%[1], resulting in an annual ROAE of 14.6%[2] for 2023.
We ended the quarter with net leverage of 0.86x, unchanged from the prior quarter.

Listing Recap

On January 25, 2024, OBDE began trading on the New York Stock Exchange. The Company had a net asset value of $1.9 billion[3] at the time of listing.

At inception, OBDE’s charter included trading restrictions on 100% of OBDE’s shares outstanding after a liquidity event such as the listing. In connection with the listing, our Board of Directors (the “Board”) waived this restriction for approximately 5% of each investor’s position, which became freely tradeable at time of listing. This represents approximately 5.9 million shares of initial float.

Each investor’s remaining shares will become available via the expiration of a series of lock-ups, the first of which is July 23, 2024.

Distributions & Repurchase Program

Since inception, OBDE has paid a quarterly floating dividend equal to 90% of its quarterly taxable income and net capital gains[4]. In the fourth quarter of 2023, OBDE declared a dividend of $0.49 per share to shareholders of record on December 29, 2023.

Going forward, OBDE expects to pay a fixed quarterly dividend[5]. As such, our Board declared a fixed first quarter 2024 dividend of $0.35 per share, representing a 9%[6] annualized dividend yield based on fourth quarter NAV per share.

(1) Annualized return on average equity is calculated as annualized quarterly net investment income divided by average beginning and ending period net asset value. Does not reflect post-listing fee structure.

(2) Annual return on average equity is calculated as total net investment income for full year divided by average beginning and ending period net asset value. Does not reflect post-listing fee structure.

(3) As of September 30, 2023.

(4) First dividend paid in January 2021.

(5) Dividends require future board approval. The amount of future dividends declared and approved by the Board could be higher or lower.

(6) Annualized dividend yield is calculated as follows: annualized first quarter 2024 regular dividend per share of $0.35 divided by fourth quarter 2023 NAV per share of $15.56.

Additionally, the Board declared five special dividends of $0.06 per share to be paid quarterly beginning in the second quarter of 2024. These special dividends will provide an additional $0.30 per share in distributions, which will be funded with spillover income accumulated to date. Since inception, we have accumulated $0.42 per share of spillover income through year-end.

Accounting for both the regular and special dividends starting in the second quarter of 2024, shareholders would earn $0.41 per share of total dividends, which equates to a 10.5%7 estimated annualized dividend yield based on fourth quarter NAV per share. We believe this dividend yield profile is competitive with other public BDCs in the market today and also provides OBDE shareholders with clear visibility into expected distributions through the second quarter of 2025.

Additionally, in connection with the listing, the Board approved a repurchase program under which up to $100 million of outstanding common stock may be repurchased in the open market from time to time.

Portfolio

We ended the fourth quarter with total portfolio investments of $3.6 billion, of which 76% are first lien investments. We are pleased to report another quarter of excellent credit performance. Our strong results throughout the year are the outcome of our emphasis on great credit selection and a proactive approach to liability management.

Looking at our borrowers’ results, we saw continued resilience across our portfolio companies throughout 2023. We came into the year appropriately cautious and prepared for a challenging economic environment. Over the last twelve months, our borrowers, on average, delivered low-to-mid single digit growth in both revenue and EBITDA each quarter.

Further, we believe our borrowers are well-positioned coming into 2024. Our largest sectors are software, insurance brokerage, healthcare and business services – all of which serve diversified and durable end markets. Our portfolio is comprised of 153 companies that have a weighted average EBITDA of over $200 million8. We believe this scale provides strategic benefits and operational stability, as many of our borrowers remain market leaders within their sectors.

Looking forward, while rates are expected to decline in the long term, short term rates remain elevated and, as a result, we remain focused on potential portfolio company challenges. We believe interest coverage levels will trough in the first half of 2024 at a level of approximately 1.5x to 1.6x.

Our non-accrual rate remains low at only 0.6% of the portfolio of debt investments at both fair value and cost. Since inception, OBDE’s annual net loss rate is only 0.06%.

We continue to have a small list of borrowers who we believe may see challenges in the months ahead. Our underwriting and portfolio management teams are closely monitoring these situations.

Based on the visibility we have today into the favorable positioning of our borrowers, we expect that the vast majority of our portfolio companies will maintain solid coverage metrics and adequate liquidity through this period. We believe any challenges ultimately will be manageable across our portfolio as a whole.

Overall, our record year in 2023 demonstrates the resilience of our portfolio companies and strength of our underwriting and portfolio management process.

(7) Annualized dividend yield is calculated as follows: annualized total dividends per share of $0.41 divided by fourth quarter 2023 NAV per share of $15.56.

(8) This represents 86.5% of our total debt portfolio based on fair value as of 12/31/23 and excludes certain investments that fall outside of our typical borrower profile.

Looking Ahead9

Following the listing, OBDE will pay a management fee of 1.50%10 per annum on average gross assets and an incentive fee of 17.5% over a 6% hurdle rate.

Adjusting fourth quarter NII per share to reflect the post-listing fee structure, we estimate that NII per share for the fourth quarter would have been $0.42 per share, which represents an annualized return on average equity of 10.9%11.

We believe there is further earnings upside in 2024 as we are able to increase leverage towards the higher end of our target range of 0.90x – 1.25x. As noted in our listing presentation, when we are able to achieve target leverage, run-rate ROE should increase by approximately 50 bps, adding roughly $0.02 per share to quarterly NII, all else equal.

Direct Lending Outlook

In 2024, we expect to see increased market activity. We believe there is substantial pent-up demand for private equity firms to return capital to LPs by exiting companies and increased clarity on the rate environment could drive more activity.

That said, to date, activity in the first quarter of 2024 has been lighter, which is consistent with the typical seasonality we see after many issuers seek to transact before year-end. Reflecting this dynamic, and with strengthening public and private markets, we are seeing some pressure on spreads across new investment opportunities. However, credit quality, structures and terms for new investments remain strong.

Closing Remarks

OBDE was thoughtfully deployed to seek attractive risk adjusted returns and intentionally designed with a diversified and durable liability structure. From the beginning, we have been focused on delivering long-term shareholder value both in how we invested and how we managed OBDE and look forward to building on that momentum.

We have entered 2024 on strong footing and believe we are well positioned for the year to come.

Thank you for your continued support,

Craig W. Packer	Logan Nicholson	Jonathan Lamm	Bryan Cole
Chief Executive Officer	President	Chief Financial Officer	Chief Operating Officer

(9) Based on current rate environment. The analysis above is modeled based on current assumptions, which if varied could cause actual results to differ materially from those included herein. Following an actual change in repayments, non-accruals, portfolio mix, base rates or cost of financing, actual ROE may vary significantly from that set forth herein. For any enumerated change, the impact to ROE presented assumes all other factors remain unchanged. The projections of ROE are hypothetical in nature and have been provided for illustrative purposes only.

(10) 1.00% of the Company’s average gross assets (excluding cash and cash equivalents but including assets purchased with borrowed amounts) that is below an asset coverage ratio of 200%.

(11) Calculated based on annualized estimated fourth quarter dividend per share adjusted for post-listing fees of $0.42 divided by 12/31/2023 ending net asset value per share of $15.56.

FINANCIAL HIGHLIGHTS

	For the three months ended
($ in thousands, except per share amounts)	December 31, 2023	September 30, 2023	December 31, 2022

Investments at Fair Value	$3,590,701	$3,565,615	$3,466,765
Total Assets	$3,761,097	$3,672,136	$3,552,739
Net Asset Value Per Share	15.56	15.40	15.03

Investment Income	$111,542	$107,216	$90,093
Net Investment Income	$71,647	$69,083	$58,402
Net Income	$80,557	$73,493	$60,440

Net Investment Income Per Share	$0.58	$0.56	$0.49
Net Realized and Unrealized Gains (and Losses) Per Share	$0.07	$0.04	$0.02

Net Income Per Share	$0.66	$0.60	$0.50
Distributions Declared from Net Investment Income Per Share	$0.49	$0.48	$0.42

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	12.1%	12.0%	11.4%

Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	12.1%	12.0%	11.3%

Percentage of Debt Investments at Floating Rates at Fair Value	98.1%	97.9%	98.2%

Numbers may not sum due to rounding.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(Amounts in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $3,479,371 and $3,463,668, respectively)
	$3,498,800	$3,437,381
Non-controlled, affiliated investments (amortized cost of $97,482 and $29,418, respectively)	91,901	29,384

Total investments at fair value (amortized cost of $3,576,853 and $3,493,086, respectively)	3,590,701	3,466,765

Cash	141,448	60,053
Interest receivable	25,147	21,966
Prepaid expenses and other assets	3,801	3,955

Total Assets	$3,761,097	$3,552,739
Liabilities
Debt (net of unamortized debt issuance costs of $25,623 and $21,092, respectively)	$1,754,496	$1,660,310
Distribution payable	60,779	50,425
Management fee payable	4,517	4,173
Payables to affiliates	896	1,926
Accrued expenses and other liabilities	29,297	22,024

Total Liabilities	1,849,985	1,738,858

Commitments and contingencies (Note 7)
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 122,817,625 and 120,693,049 shares issued and outstanding, respectively	$1,228	$1,207

Additional paid-in-capital	1,829,029	1,798,712
Accumulated undistributed (overdistributed) earnings	80,855	13,962

Total Net Assets	1,911,112	1,813,881

Total Liabilities and Net Assets	$3,761,097	$3,552,739
Net Asset Value Per Share	$15.56	$15.03

Numbers may not sum due to rounding.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share amounts)

	For the Year Ended December 31,
	2023	2022	2021
Investment Income
Investment income from non-controlled, non-affiliated investments:

Interest income (excluding payment-in-kind (“PIK”) interest income)	$345,962	$227,727	$85,019
PIK interest income	45,461	34,570	10,070
Dividend income	22,133	12,415	2,962
Other income	7,291	3,950	3,180

Total investment income from non-controlled, non-affiliated investments	420,847	278,662	101,231

Investment income from non-controlled, affiliated investments:
Interest income (excluding payment-in-kind (“PIK”) interest income)	182	—	—
Payment-in-kind (“PIK”) interest income	237	—	—
Dividend income	1,553	201	—
Other income	10	—	—

Total investment income from non-controlled, affiliated investments	1,982	201	—

Total Investment Income	422,829	278,863	101,231

Expenses
Interest expense	121,679	64,924	20,113
Management fee	17,863	15,360	5,471
Professional fees	5,187	4,037	2,599
Directors’ fees	909	1,165	1,116
Other general and administrative	3,397	2,601	2,063

Total Expenses	149,035	88,087	31,362

Net Investment Income (Loss) Before Taxes	273,794	190,776	69,869
Income tax expense (benefit), including excise tax expense (benefit)	1,833	862	228

Net Investment Income (Loss) After Taxes	$271,961	$189,914	$69,641

Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	41,676	(28,873)	5,436
Non-controlled, affiliated investments	(5,547)	(34)	—
Translation of assets and liabilities in foreign currencies	710	608	(804)
Income tax (provision) benefit	(1)	—	—

Total Net Change in Unrealized Gain (Loss)	36,838	(28,299)	4,632

Net realized gain (loss):
Non-controlled, non-affiliated investments	(11,206)	874	292
Non-controlled, affiliated investments	—	319	—
Foreign currency transactions	(37)	(603)	680

Total Net Realized Gain (Loss)	(11,243)	590	972

Total Net Realized and Change in Unrealized Gain (Loss)	25,595	(27,709)	5,604

Net Increase (Decrease) in Net Assets Resulting from Operations	$297,556	$162,205	$75,245
Earnings (Loss) Per Share - Basic and Diluted	$2.44	$1.40	$1.67

Weighted Average Shares Outstanding - Basic and Diluted	122,045,758	116,045,926	45,110,198

Numbers may not sum due to rounding.

PORTFOLIO AND INVESTMENT ACTIVITY

	For the Year Ended December 31,
($ in thousands)	2023	2022	2021

New investment commitments

Gross originations	598,504	647,766	2,971,231

Less: Sell downs	(2,021)	(10,903)	(47,546)

Total new investment commitments	$596,483	$636,863	$2,923,685

Principal amount of investments funded:

First-lien senior secured debt investments	434,318	363,932	1,947,683

Second-lien senior secured debt investments	—	26,883	344,453

Unsecured debt investments	—	8,883	25,065

Preferred equity investments	25,030	50,972	79,090

Common equity investments	28,422	43,232	65,407

Total principal amount of investments funded	$487,770	$493,902	$2,461,698

Principal amount of investments sold or repaid:

First-lien senior secured debt investments	(438,852)	(52,594)	(58,607)

Second-lien senior secured debt investments	(13,268)	(1,200)	(23,556)

Unsecured debt investments	(36)	(1,704)	—

Preferred equity investments	(5,768)	(3,807)	—

Common equity investments	(195)	(7,350)	—

Total principal amount of investments sold or repaid	$(458,119)	$(66,655)	$(82,163)

Number of new investment commitments in new portfolio companies(1)	29	50	68

Average new investment commitment amount	$16,021	$12,737	$38,820

Weighted average term for new debt investment commitments (in years)	6.1	6.1	7.1

Percentage of new debt investment commitments at floating rates	96.1%	95.5%	98.8%

Percentage of new debt investment commitments at fixed rates	3.9%	4.5%	1.2%

Weighted average interest rate of new debt investment commitments(2)(3)	11.4%	11.3%	7.0%

Weighted average spread over applicable base rate of new floating rate debt investment commitments	6.1%	6.7%	6.2%

Numbers may not sum due to rounding.

(1) Number of new investment commitments represents commitments to a particular portfolio company.

(2) For the year ended December 31, 2021 assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3- month LIBOR, which was 0.21%.

(3) For the year ended December 31, 2023 and December 31, 2022, assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month SOFR, which was 5.33% and 4.59%, respectively.

ABOUT BLUE OWL CAPITAL CORPORATION III

Blue Owl Capital Corporation III (NYSE: OBDE) is a specialty finance company focused on lending to U.S. middle-market companies. As of December 31, 2023, OBDE had investments in 153 portfolio companies with an aggregate fair value of $3.6 billion. OBDE has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OBDE is externally managed by Blue Owl Diversified Credit Advisors, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and is a part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OBDE, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OBDE’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OBDE’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OBDE makes them. OBDE does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-419-3000

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com